Exhibit 10.1

C A N O O . C O M 15520 T X 1 1 4 S U I T E 2 C JUSTIN, T X 7 6 2 4 7

January 25, 2023

Ken Manget

Re:         Offer of Employment

Dear Ken:

Canoo Inc. (the “Company” or “Canoo”) is pleased to extend this offer of employment to you (“you”) for the full-time position of Chief Financial Officer, on the terms and conditions set forth in this letter. Canoo strives to hire only the best and the brightest talent in the industry and we are excited to have you join our team of professionals. This offer is fully contingent on your satisfaction of the new hire screening conditions described in this letter.

Should you accept this offer, you will report to Tony Aquila, Chairman and CEO. You will work at Canoo’s facilities in Justin, Texas with frequent travel to other locations as directed by the CEO and/or as needed to perform your job duties. As an exempt employee, you should discuss your specific schedule and work location with your supervisor. As with any dynamic working environment, the Company may change your position, duties, reporting structure, schedule and work location from time to time, at its discretion.

Your annual salary is set at $490,000.00 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule. Additionally, you will also be eligible to receive a discretionary bonus with a target bonus opportunity of up to 100% of your annual base salary with a 2x multiplier, as determined in the sole discretion of the Board. Your annual bonus for the first year of employment, if any, will be prorated based on the number of days employed by the Company. At the Company’s sole discretion, the Annual Bonus may be paid in cash, equity, or a combination of cash and equity. You must be actively employed by the Company on the payment date to receive any bonus award.

You shall also be recommended for a long-term incentive award under the Canoo Inc. 2020 Equity Incentive Plan or a successor plan, consisting of one million five hundred thousand (1,500,000) restricted stock units (the “RSUs”). Such equity award is subject to approval by the Board of Directors or the Compensation Committee and shall reflect the Company’s standard terms and conditions for similar grants including the Company’s standard 4-year vesting schedule. Any unvested RSUs will accelerate and vest in full upon the consummation of a “Change in Control” (as defined in the Equity Plan), subject to your continued employment with the Company through such date.

During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by Canoo, subject to plan terms and applicable Canoo policies. A full description of these plans and benefits is available upon request. All full-time exempt employees are eligible to take flexible paid time off subject to the terms of Canoo’s Flexible Paid Time Off Policy. The Company may change compensation and benefits from time to time at its sole discretion. This offer is contingent upon you providing satisfactory proof of your right to work in the United States. Due to the critical nature of this position, this offer is also fully contingent upon your successful completion of a background and reference check. A Background Check Notice and Consent Form will be separately provided for your completion and signature to the extent applicable for the type of verification being performed.

RELOCATION BENEFITS: To assist you with your transition to Texas, Canoo will cover 100% of your moving expenses and provide you with Relocation Allowance of up to $150,000 to cover your temporary housing and living expenses for up to six (6) months with an ability to extend with written permission of the CEO should unforeseen circumstances arise. The Company expects that you will relocate to the Dallas/Fort Worth area or other location set by the CEO and Board within the next six (6) months. In the event you leave the Company within 12 months of your move date, you will be responsible for reimbursing the Company for the moving expenses and Relocation Allowance paid to you or on your behalf within 30 days of your separation.

As a Company employee, you will be expected to abide by all Company rules and policies. As a condition of employment, you must also sign and comply with the Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among the other obligations set forth therein. You will receive and sign this document electronically at the time of onboarding.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you are not subject to any contract or noncompetition agreement that would restrict your activities on behalf of the Company.

While we look forward to a productive and mutually beneficial work relationship, you are advised that this letter does not constitute a contract of employment for any specific period of time but will create an “employment at will” relationship. This means that you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and an officer of the Company.

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However, if Company separates you without Cause 1 or if you leave for Good Reason, 2 you shall be eligible to receive: (i) severance pay equal to twelve (12) months (“Severance Period”) of your then-effective base salary at the time of separation, less payroll deductions and withholdings (“Severance Pay”); and (ii) Company-paid COBRA for a period of twelve months. The Severance Pay shall be paid in increments on regular Company paydays in accordance with the Company’s usual payroll system, commencing after the termination date and once you execute a general release as discussed below. Additionally, any outstanding, unvested RSUs that are subject solely to time vesting criteria will continue to vest during the Severance Period. You agree that your right to receive Severance Pay, Company subsidized COBRA, and continued vesting of RSUs during the Severance Period is conditioned on the execution and delivery by you of a binding general release (in such form as Company may reasonably determine) of any and all claims against Company and all of its affiliates, and their officers, directors, employees, agents and owners.

This letter, together with the Company’s policies and procedures, your Employee Confidential Information and Inventions Assignment Agreement and your Employment Arbitration Agreement, form the complete and exclusive statement of your employment terms and conditions with the Company, and supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms and conditions, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter, and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as reasonably possible under applicable law.

1 “Cause” means: (a) your conviction or plea of guilty or nolo contendere in a court of law of a felony or a conviction or plea of guilty or nolo contendere for any crime involving an act of moral turpitude, fraud or dishonesty or any conduct by you that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if you were retained in your position; (b) a good faith determination by the Board that you have engaged in acts of willful fraud, breach of fiduciary duty, and/or breach of your duty of loyalty to the Company or any of its subsidiary entities, in any such case, which is materially injurious to the business or reputation of the Company or any of its subsidiary entities; or (c) your (i) material breach of the terms and conditions of the Company’s Confidential Information and Inventions Assignments Agreement or any other of the Company’s lawful policies that have been provided to you in writing or otherwise made available to you through the Company’s intranet, which breach is materially injurious to the business or reputation of the Company or any of its subsidiary entities and/or (ii) willful or continued failure or refusal to substantially perform your duties to the Company. No termination shall be deemed for Cause unless you have first received written notice from the Company advising you of the specific acts or omissions alleged to constitute a violation, failure, and/or breach of this section and you have failed to correct, if correctable, the acts or omissions so complained of to the good faith satisfaction of the Company within 30 days thereafter.

2 “Good Reason” means (unless you otherwise expressly agreed to such event in a signed writing): (a) a reduction in your base salary of 10% or more unless such reduction is part of a generalized salary reduction affecting a majority of the senior management employees of the Company; (b) a material diminution in your authority, duties, or responsibilities; or (c) a material change in the geographic location at which you must perform services (other than a change to the Company’s facilities in Oklahoma). No termination by you shall constitute a termination for Good Reason unless you first give the Company notice of the condition constituting Good Reason within 30 days following the initial occurrence thereof, and the Company does not remedy the condition within 45 days of receiving such notice, and you actually terminate employment within 30 days following the expiration of the Company’s cure period.

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Please sign and date this letter and return it to me by January 26, 2023. If we do not receive it from you by such deadline, this offer will expire and no longer be in effect. If you accept our offer, we would like you to start on or before January 26, 2023, pending US work authorization. This start date may be subject to change with your consent and prior approval in writing from the Company.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Hector Ruiz
Hector Ruiz
General Counsel and Corporate Secretary

Understood and Accepted:

/s/ Ken Manget	January 26, 2023
Ken Manget	Date

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